FOR IMMEDIATE RELEASE
                                                           ---------------------

               COURT APPOINTED INDEPENDENT AUDITOR, ERNST & YOUNG,
             CONFIRMS WELLA DOMINATION AND PROFIT TRANSFER AGREEMENT
                      CASH OFFER AND COMPENSATION PAYMENTS
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         CINCINNATI, USA and DARMSTADT, GERMANY - April 30, 2004 - Procter &
Gamble Holding GmbH & Co Operations oHG (P&G), a wholly owned subsidiary of The Procter & Gamble Company (NYSE: PG), today announced Ernst & Young AG Wirtschaftsprufungsgesellschaft (E&Y), the court appointed independent auditor, has confirmed the cash offer and annual compensation payment to be offered by P&G as part of its domination and profit transfer agreement with Wella AG (FSE:
WAD).

         P&G will make a cash offer of (euro)72.86 per share for both ordinary and preference shares. As an alternative to the cash offer, minority shareholders of Wella AG have the option to receive a fixed annual compensation payment of (euro)3.81 per ordinary share and (euro)3.83 per preference. The independent auditor also confirmed the Wella enterprise value of (euro)69.27 per share.

         The domination and profit transfer agreement is subject to approval by Wella AG's annual general meeting and then has to be registered in the commercial register.

         The (euro)90 valuation which has been quoted by the hedge funds is based on outdated market assumptions in a report by Susat. This report was created without access to Wella's business plans and paid for by the hedge funds. It is also inconsistent with the consensus estimate of 21 different security analysts in March, 2003- prior to takeover speculation- that put the one year price target at (euro)61 per share.

         "The audited enterprise value demonstrates that the cash offer of
(euro)65 per share at the time of the tender offer was fair," said Clayton Daley, Chief Financial Officer. "The main difference simply comes down to the time value of money for the period between the tender offer and the domination agreement."

         Separately, P&G said investors who tendered their Wella shares and reinvested the proceeds, for example in the DAX or MDAX, would have generated a higher return (17% and 25% respectively) than the 12% return for those shareholders who did not tender and are now subject to the domination and profit transfer agreement take out price.

About Wella
-----------
         Founded in 1880, Wella is a leading beauty care company selling its products in more than 150 countries. The company's three divisions include professional hair care, retail hair care, and cosmetics and fragrances. Some of its well-known brands include Wella(R), Koleston(R), Sebastian(R), Graham Webb(R) and High Hair(R) professional hair care lines; Wellaflex(R), ShockWaves(R), Ultra Sheen(R), and Wella Vivality(R) consumer retail hair care products; Gucci(R), Rochas(R), Escada(R) and Montblanc(R) fragrances. For more information, please visit the website at www.wella.com.

About P&G
---------
         P&G markets a range of well-known beauty and health care brands including: Pantene(R), Head & Shoulders(R), Olay(R), Clairol Nice `n Easy(R), Herbal Essences(R), Cover Girl(R), Max Factor(R), Noxzema(R), Old Spice(R), Hugo Boss(R), Crest(R), Vicks(R), Actonel(R), PUR(R) and more. P&G employs nearly 98,000 people in more than 80 countries. For more information please visit the website at www.pg.com.

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P&G Media Contacts:
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Global Contact: Brent Miller, +1.513.983.6974

P&G Investor Relations Contact:
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Global Contact: Thomas Tippl, +1.513.983.2414